Exhibit 99.1

345 Inverness Drive South	T 303-858-8358
Building C, Suite 310	F 303-858-8431
Englewood, CO 80112	gevo.com

Gevo Signs Agreement with FCStone to Originate and Supply Corn for Luverne Plant

Agreement is expected to free up more than $1 million of working capital and improve Gevo’s corn purchasing capabilities

ENGLEWOOD, Colo. – June 3, 2015 – Gevo, Inc. (NASDAQ: GEVO), announced today that it has entered into an agreement with FCStone Merchant Services, LLC to originate and supply corn for Gevo’s plant in Luverne, Minn.

Engaging FCStone to conduct Gevo’s corn purchasing at Luverne is expected to free up more than $1 million of working capital, which has previously been tied up in corn inventory. This relationship leverages the strength and reputation of FCStone, one of the largest and most respected corn buyers in the United States.

By leveraging FCStone’s scale and corn buying expertise, Gevo expects to significantly improve its corn purchasing capabilities by increasing the number of suppliers (farmers and elevators) from which Gevo will buy corn, and by extending the duration of its forward corn purchasing commitments, which should enable Gevo to take advantage of lower corn price environments.

As part of this arrangement, Gevo will pay an origination fee for every bushel of corn it purchases from FCStone. FCStone will pay Gevo an annual fee for leasing the corn storage bins at the Luverne plant.

FCStone is a division of INTL FCStone Inc. (Nasdaq: INTL), and a leader in providing specialized financial services in commodities, securities, global payments, foreign exchange and other markets to its clients. FCStone utilizes innovative origination tools to assist commercial organizations in sourcing their grain needs. FCStone constantly designs new programs to procure corn by working closely with commercial grain elevators, livestock feeders and ethanol plants, with the goal of enhancing margins. INTL FCStone Inc. recognized operating revenues of almost $500 million in fiscal year 2014.

“This strategic relationship is intended to improve our corn purchasing ability, improve margins, free up cash and allow us to focus on our core businesses,” said Patrick Gruber, Chief Executive Officer of Gevo, Inc. “We are very pleased to be working with FCStone, and look forward to continuing to work with and support the local corn community in the Luverne area.”

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize bio-based alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, MN. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, TX, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the expected effect of the new agreement on Gevo’s working capital and its corn purchasing capabilities and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2014, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

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Media Contact

Karen Freedman / David Rodewald

The David James Agency, LLC

+1 805-494-9508

gevo@davidjamesagency.com

Investor Contact:

Mike Willis

Gevo, Inc.

T: (720) 267-8636

mwillis@gevo.com